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McKESSON CORPORATION

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McKesson Annual Meeting of Stockholders Meeting Date: July 25, 2018

McKesson Appreciates Your Investment and Requests Your Support at our July 25 Annual Meeting Vote FOR Item 3. Say-on-Pay Vote AGAINST Item 4. Disclosure of Lobbying Activities and Expenditures Vote AGAINST Item 5. Accelerated Vesting Vote AGAINST Item 6. Use of GAAP Metrics in Executive Compensation Vote AGAINST Item 7. Ownership Threshold for Calling Special Meeting The Compensation Committee adopted significant changes to our executive compensation program Reduced by $4.7M CEO’s total target long-term incentive (LTI), effective FY 2019 Eliminated the Individual Modifier & reduced annual cash incentive maximum payout to 200% of target, effective FY 2018 Increased Performance Stock Units (PSUs) to 50% from 40% of total target LTI, effective FY 2018 Increased the weighting of rTSR in CEO’s PSU award to 75%, effective FY 2019 Codified our longstanding practice of considering the impact of regulatory, compliance and legal issues when determining compensation We already disclose significant information on our political contributions and lobbying activities and have further enhanced our disclosure and policies in 2018 Adjusted metrics provide a more accurate view of the Company’s core operational performance and thus are more appropriate metrics to use The current double-trigger vesting provision aligns the interests of executives and shareholders, encourages stability during a time of uncertainty, and rewards executives for their performance The current 25% ownership threshold for the right to call special meetings strikes a reasonable and appropriate balance between enhancing shareholder rights and protecting against a single shareholder unilaterally calling a special meeting McKesson Corporation Confidential and Proprietary

McKesson at a Glance More than 16,000 owned and banner pharmacies Delivering of all prescription medicine in North America 1/3 $208B FY18 revenues $4.3B FY18 operating cash flow 78,ooo+ employees worldwide Fortune 6 company 9,100+ oncologists & other specialists supported with Specialty solutions $100M to create non-profit foundation to fight opioid epidemic 2.1M+ customers served each day across 13 European countries McKesson Corporation Confidential and Proprietary

FY 2018 Performance Highlights $4.3B Operating Cash Flow McKesson Corporation Confidential and Proprietary Key Highlights FY 2018 $12.62 Adjusted EPS $208B Total Revenue 4% Growth Constant Currency Basis Top Line Growth Bottom Line Results Announced multi-year strategic growth initiative, articulating a bold plan to build sustainable long-term value Announced an operating model review and redesign that is expected to achieve meaningful cost savings and to primarily be used to fund growth priorities Executed balanced capital allocation program, including several strategic acquisitions, to drive shareholder value Completed first full year of joint sourcing collaboration with Walmart

Best Practices in Governance McKesson Corporation Confidential and Proprietary Key Governance Attributes McKesson is committed to sound and effective corporate governance practices Robust Lead Independent Director Role Shareholder Right to Call Special Meeting Political Contributions & Lobbying Transparency Majority Voting for Uncontested Director Elections Diverse and Balanced Board Board-Level Risk Oversight Annual CEO Succession Review Commitment to Split CEO/Chair Roles upon CEO Succession 7 of 8 Director Nominees are Independent No Supermajority Vote Provisions Proxy Access No Poison Pill

Reached out to shareholders representing over of our outstanding common stock* Met with shareholders representing over of our outstanding common stock* Comprehensive Approach to Shareholder Feedback McKesson Corporation Confidential and Proprietary Board members and management undertake significant shareholder engagement. Feedback is shared regularly with the full Board, the Governance Committee and the Compensation Committee 80% 40% * Since our 2017 Annual Meeting of Stockholders Executive Compensation Governance Practices Board Composition Opioid Epidemic Key Themes Discussed

Board Commitment to Refreshment McKesson Corporation Confidential and Proprietary We continually focus on Board composition to ensure an appropriate mix of tenure and expertise that provides fresh perspectives and significant industry and subject matter knowledge Board and Committee Refreshment in 2018 Bradley E. Lerman Senior Vice President, General Counsel and Corporate Secretary Medtronic plc More than 25 years of experience bringing insights that bridge compliance and government relations with corporate strategy Deep understanding of the healthcare industry and experience in the public and private sectors Mr. Lerman’s appointment to the Board in April 2018 demonstrates the Board’s continued commitment to refreshment, with 50% of our directors joining our Board since 2014 New Committee Assignments2 Current Committee Assignments (1) Current Compensation Committee Chair Andy D. Bryant will not stand for reelection at the 2018 Annual Meeting (2) Effective July 23, 2018 New Committee Member or Role Chair: Marie L. Knowles M. Christine Jacobs Donald R. Knauss Chair: Marie L. Knowles Donald R. Knauss Susan Salka Audit Committee Chair: N. Anthony Coles, M.D. Bradley E. Lerman Edward A. Mueller Susan R. Salka Chair: Andy D. Bryant1 N. Anthony Coles, M.D. M. Christine Jacobs Edward A. Mueller Compensation Committee Chair: Donald R. Knauss N. Anthony Coles, M.D. Marie L. Knowles Chair: N. Anthony Coles, M.D. Andy D. Bryant Marie L. Knowles Finance Committee Chair: Bradley E. Lerman M. Christine Jacobs Edward A. Mueller Susan R. Salka Chair: Donald R. Knauss M. Christine Jacobs Edward A. Mueller Susan R. Salka Governance Committee

John H. Hammergren Chairman of the Board, President and Chief Executive Officer, McKesson Corporation Edward A. Mueller (Lead Independent Director) Chairman of the Board and Chief Executive Officer, Qwest Communications International Inc. (Retired) N. Anthony Coles, M.D. Chairman and Chief Executive Officer, Yumanity Therapeutics, LLC M. Christine Jacobs Chairman of the Board, President and Chief Executive Officer, Theragenics Corporation (Retired) Donald R. Knauss Executive Chairman of the Board, The Clorox Company (Retired) Marie L. Knowles Executive Vice President and Chief Financial Officer, ARCO (Retired) Bradley E. Lerman (New in 2018) Senior Vice President, General Counsel and Corporate Secretary, Medtronic plc Susan R. Salka Chief Executive Officer and President, AMN Healthcare Services, Inc. Board Composition Promotes Effective Oversight Diversity 4 Global Leadership 6 Healthcare 5 Supply Chain 7 Technology 3 McKesson Corporation Confidential and Proprietary Multidisciplinary Board Skills Our directors’ diverse backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior executive team 3 4 1

Skilled Audit Committee Oversees Risk Management McKesson Corporation Confidential and Proprietary The Board as a whole and its Committees devote significant time and effort to understanding and reviewing enterprise risks, including risks related to opioid distribution Marie Knowles Chair of Audit Committee McKesson Service Key Experience & Qualifications Former EVP and CFO, Atlantic Richfield Company (ARCO) Joined ARCO in 1972 and held several financial and operating management positions including President of ARCO Transportation Company Brings extensive financial experience gained through her career at ARCO, especially throughout her tenure as CFO Provides critical insight into, among other things, the Company’s financial statements, accounting principles and practices, internal control over financial reporting, and risk management processes Board member experience includes: Fidelity Funds, Vastar Resources, ARCO Chemical America, West Holdings, Phelps Dodge and URS Joined McKesson Board in 2002 Chair of Audit Committee since 2004 Member of Finance Committee The Audit Committee is diligent in its oversight of risks related to controlled substances Key Oversight Actions 2008-2013 Oversaw the implementation of the Controlled Substances Monitoring Program (CSMP) beginning in 2008 Received regular updates from management regarding McKesson’s regulatory controls, including: Two full scale audits focused exclusively on the functioning of the CSMP Annual audits of key operational and compliance controls at a rotating selection of distribution centers; beginning in 2010 these audits were enhanced to include the testing of CSMP controls Report summarizing an extensive legal and regulatory risk assessment that included controlled substances issues Key Oversight Actions - 2013-2018 Oversaw extensive enhancements to the CSMP (See slide 16) Continued to review steps taken by management to monitor, control, and mitigate risks, including risks related to controlled substances Oversight Processes Added in 2018 Review ongoing requirements of the Compliance Addendum with the DEA and internal audits of the CSMP, in addition to the Board, to assess whether additional independent investigation of any underlying issues is appropriate

Changes to Our Executive Compensation Program CEO pay magnitude remains high Reduced by $4.7M CEO’s total target long-term incentive (LTI) effective FY 2019 The individual modifier in the annual cash incentive plan does not reflect a pay for performance philosophy Eliminated the Individual Modifier for executive officers effective FY 2018 Reduced the annual cash incentive maximum payout to 200% of target for executive officers effective FY 2018 The weighting of relative TSR in the PSU program (formerly called “TSRU”) means pay is not sufficiently aligned to performance Increased PSUs to 50% from 40% of total target LTI for executive officers effective FY 2018 Increased the weighting of rTSR in CEO’s PSU award to 75% (from 25%) effective FY 2019; PSU is 50% of total target LTI Compensation plans should address compliance risk related to opioid distribution Reinforced and codified our longstanding practice of considering the impact of regulatory, compliance and legal issues when making executive compensation decisions by incorporating these items into our annual governance checklist McKesson Corporation Confidential and Proprietary Our Compensation Committee implemented a number of significant changes to our executive compensation program in response to our 2017 say-on-pay vote and shareholder feedback Shareholder Feedback Changes Made by the Compensation Committee

FY 2019 CEO Compensation Changes Lowered CEO FY 2019 Target LTI by $4.7M Increased Weighting of Relative TSR in CEO’s PSU Award FY 2018 PSU Award FY 2019 PSU Award = Relative TSR (MCK TSR vs. S&P 500 Health Care Index) = 3-Year Cumulative Adjusted EPS 32% decrease in target LTI compared to FY 2018 Further incentivizes long-term performance and ties CEO’s compensation more closely to stock price performance The PSU award represents 50% of total target LTI value CEO Target Long-Term Incentives Fiscal Year PSU Target ($) Option Grant Value ($) Cash LTIP Target ($) Total Target LTI ($) 2019 5,000,000 3,000,000 2,000,000   10,000,000 2018 7,369,248 4,422,022 2,948,000 14,739,270 McKesson Corporation Confidential and Proprietary

FY 2018 CEO Compensation Changes Incentive Pay Element Performance Metric Target Pay  Management Incentive Plan (annual cash incentive) Adjusted EPS (75%)   150% of base salary Adjusted OCF (25%) Individual Modifier Performance Stock Units (long-term equity incentive) 3-Year Cumulative Adjusted EPS (75%) 50% of target LTI value MCK TSR vs. S&P 500 Health Care Index (25%) Stock Options  Stock Price 30% of target LTI value Cash Long-Term Incentive Plan 3-Year Cumulative Adjusted OCF (75%) 20% of target LTI value 3-Year Average ROIC (25%) FY 2018 CEO Incentive Pay Eliminated the Individual Modifier for executive officers and reduced maximum payout opportunity to 200% of target Increased PSUs to 50% (from 40%) of total target LTI for executive officers McKesson Corporation Confidential and Proprietary

FY 2018 CEO Payouts Align with Stock Price Performance FY 2018 CEO Incentive Compensation Payout Values(1) Total Target ($) Total Payout ($) Total Payout (% of Target) 12,032,049 4,048,300 34% (1) Consists of target and payout value of FY 2018 MIP, FY 2016 — FY 2018 Cash LTIP, and FY 2016 — FY 2018 PSUs. Cash LTIP Paid Out of target PSU Program Paid Out for the second consecutive year 0% 26% Total Incentive Payout of target 34% Stock Options Are Underwater as of the end of FY 2018, for all awards granted in the last three years McKesson Corporation Confidential and Proprietary

Over Past Three Years, CEO Pay Reflects Shareholder Experience $61.9M $34.4M -$27.5 Million (- 44%) CEO Realizable Pay (2016 – 2018)(1) Total realizable pay for the last three fiscal years is 44% lower than value disclosed in the Summary Compensation Table for the same period Pay down 30% over the past five years, including a 10% decrease from FY 2017 to FY 2018, as disclosed in the Summary Compensation Table Base salary remains unchanged since May 2010 (eighth consecutive year) Target annual MIP award remains unchanged since May 2008 (tenth consecutive year) (1) For this purpose, “Realizable Pay” is defined as the sum of: (i) actual base salary and annual incentives paid for the three-year period; (ii) the intrinsic value (i.e., the excess, if any, of the closing price of our common stock as reported by the NYSE on March 29, 2018, the last trading day of our FY 2018, over the option exercise price) of all stock options granted during the three-year period; (iii) the actual payout value of PSU and Cash LTIP awards granted in FY 2016; and (iv) target Cash LTIP awards granted in FY 2017 and FY 2018 and target PSUs granted in FY 2017 and FY 2018, calculated using $140.87, the closing price of our common stock as reported by the NYSE on March 29, 2018. McKesson Corporation Confidential and Proprietary

Our Role in the Pharmaceutical Supply Chain McKesson is one part of the controlled substances supply chain McKesson Corporation Confidential and Proprietary

The Board is Taking Action on Opioids Special Review Committee Investigation Enhanced Board Oversight On the basis of these recommendations, the Board enhanced its oversight procedures related to opioid distribution, the Controlled Substance Monitoring Program (CSMP), and pending lawsuits and investigations, and reiterated the importance of compliance in its compensation determinations for its executives. This year, in response to a shareholder request, McKesson’s Board created an independent Special Review Committee (SRC) to investigate senior management’s and the Board’s oversight of compliance with the Company’s legal and regulatory obligations relating to the distribution of opioids. The SRC was composed of three independent directors and assisted by an independent law firm. The SRC found that both senior management and the Board acted in good faith, but made recommendations to further strengthen our current compliance framework and ongoing oversight. The Board is dedicated to maintaining and enhancing a culture focused on integrity and accountability. The Board is committed to strengthening its oversight processes as we help the country combat this crisis McKesson Corporation Confidential and Proprietary

Enhancing Existing Oversight & Compliance In recent years we have taken significant action to strengthen our anti-diversion program, including: McKesson Corporation Confidential and Proprietary We are committed to maintaining - and continuously enhancing - our Controlled Substance Monitoring Program, which helps detect and prevent opioid diversion within the pharmaceutical supply chain Enhanced our internal review process Providing our employees with current and relevant training to improve their effectiveness Reinforced our Pharmacy Customer Due Diligence process Enhanced our data & analytics with advanced technologies to closely monitor our pharmacy customers Implemented an advanced customer threshold methodology to identify suspicious orders Increased staffing with an array of subject-matter expertise, including extensive DEA enforcement experience Strengthened our internal oversight and reporting structure

Expedite development of a national prescription safety-alert system New Initiatives to Fight the Opioid Epidemic McKesson Corporation Confidential and Proprietary In March 2018, we announced a series of new initiatives to help fight the opioid epidemic. We believe this investment and the Company’s continued actions can have a positive impact Facilitate e-prescribing to reduce fraudulent or counterfeit prescriptions Support limited-dose packaging to diminish the potential for unused product Fast-track distribution of new, non-opioid pain medications Provide complimentary pharmacist training developed by third-party experts on opioid overdose reversal medications Contributed $100M to a New Foundation Governance: To be overseen by a newly-formed board with a majority of outside directors, including health care and subject matter experts Focus: Expected to focus on education for patients, caregivers and providers, addressing key policy issues, and increasing access to life-saving treatments, such as opioid overdose reversal medications McKesson will annually publish a report that examines the progress of these initiatives New Company-led Initiatives Policy Recommendations

We Already Provide Extensive Disclosure of Political Contributions & Lobbying Activities McKesson Corporation Confidential and Proprietary McKesson discloses significant information on its political contributions and lobbying activities, and has further enhanced its disclosure and policies in 2018 McKesson is transparent in its involvement with trade and industry organizations and discloses memberships in trade associations when our annual payments exceed $50,000. This year, we enhanced our policies to provide greater transparency and codify our practices related to lobbying activity. We highlight on our website quarterly federal lobbying reports. In 2017, we began publicly disclosing our political contributions on our website and established a policy to prohibit trade associations and other tax-exempt organizations from using our corporate funds for political purposes. The Board exercises oversight on the Company’s political activity; the Senior Vice President of Public Affairs provides periodic updates on policy issues and political engagements to the Board and reports all corporate political contributions annually to the Board’s Governance Committee. The 2017 CPA-Zicklin Index of Corporate Political Disclosure and Accountability lists McKesson as a “Trendsetter” and a “Most-Improved” company. The Board recommends a vote AGAINST Proposal 4

Shareholders Have Shown Their Support for the Company’s Double-Trigger Vesting Provision McKesson Corporation Confidential and Proprietary The current structure of equity awards aligns the interests of executives and shareholders, encourages stability during a time of uncertainty, and rewards executives for their performance The Board has again considered this proposal as it did with substantially similar proposals that failed in 2016, 2015, 2014, and 2012, and continues to believe it is not in the best interest of the Company or its shareholders. The current “double-trigger” vesting of equity awards in the event of a change in control effectively aligns the interests of our executives with the interests of our shareholders and motivates executives to remain fully engaged with the Company to successfully complete a change in control transaction. Implementing the proposal would significantly limit our ability to attract, retain and incentivize talented executives. Adoption of the proposal would position the Company outside of current market practices, putting the Company at a competitive disadvantage when competing for executive talent. The Board recommends a vote AGAINST Proposal 5

Adjusted GAAP Metrics Appropriately Measure Our Corporate Performance McKesson Corporation Confidential and Proprietary Adjusted metrics provide a more accurate view of the Company’s core operational performance and thus are more appropriate metrics to use The Board is committed to setting rigorous and challenging targets for our executive officers; this proposal would constrain the Board’s flexibility to determine which metrics (GAAP or adjusted) make the most sense to set as targets for our executives. The goal of adjusting metrics from GAAP requirements is to provide a more accurate view of the Company’s core operational performance. Adjusted metrics are more aligned with how shareholders expect the Company and our peers to measure performance. Appropriate use of adjusted metrics does not inappropriately increase executive pay. The Compensation Committee has historically applied both positive and negative adjustments to metrics to ensure compensation fairly corresponds to operating performance. The Board recommends a vote AGAINST Proposal 6

Ownership Threshold of 10% for Calling Special Meetings of Shareholders Would Create Risk McKesson Corporation Confidential and Proprietary Lowering the threshold to 10% could permit a single shareholder to unilaterally call a special meeting The Board believes that the current 25% ownership threshold for the right to call special meetings strikes a reasonable and appropriate balance between enhancing shareholder rights and protecting against the risk that a small group of shareholders, including shareholders with special interests, could call special meetings. Our shareholder base currently includes a shareholder who holds >10% shares outstanding. Lowering the threshold to 10% could permit a single shareholder to unilaterally call a special meeting. Two-thirds of S&P 500 companies that provide special meeting rights to shareholders have ownership thresholds of 25% or above. The Board recommends a vote AGAINST Proposal 7

We Ask for Your Support Item Your Board’s Recommendation Proxy Page Reference 1. Election of Eight Directors for a 1-Year Term Vote FOR 8 2. Ratification of the Appointment of the Independent Registered Public Accounting Firm Vote FOR 26 3. Non-binding Advisory Vote on Executive Compensation Vote FOR 76 4. Shareholder Proposal on Disclosure of Lobbying Activities and Expenditures Vote AGAINST 77 5. Shareholder Proposal on Accelerated Vesting of Equity Awards Vote AGAINST 79 6. Shareholder Proposal on Policy to Use GAAP Financial Metrics for Purposes of Determining Executive Compensation Vote AGAINST 81 7. Shareholder Proposal on the Ownership Threshold for Calling Special Meetings of Shareholders Vote AGAINST 84 McKesson Corporation Confidential and Proprietary

2018 Annual Meeting of Stockholders This information is being provided to shareholders in addition to the proxy statement filed by McKesson Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on June 15, 2018. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement. The proxy statement, and any other documents filed by the Company with the SEC, may be obtained free of charge at www.sec.gov and from the Company’s website at www.mckesson.com.